Exhibit 10.1

FLEX SPACE AGREEMENT

I.                                               THE BASICS

Flex Space Provider:	Elandzee Trust under declaration of Trust dated March 27, 1972, as the same may be amended, but not individually.

Flex Space User:	Millendo Therapeutics, Inc.

Building:	420 Bedford Street, Lexington, Massachusetts

Flex Space:	Certain space consisting of approximately 4,058 square feet of floor area located on the second (2nd) floor of the Building, which space is shown on Exhibit A attached.

Term:

The period beginning on April 15, 2019, (the “Start Date”) and ending on September 30, 2020 (the “End Date”), unless extended or sooner terminated as provided in this Flex Space Agreement (the “Agreement”).

Flex Fee:	1. Landlord will not charge Tenant rent for the month of April 2019.

2. From May 1, 2019 through August 31, 2019, the monthly rent will be $7,875.00.

3.              Commencing on September 1, 2019, through the end of the term expiring on September 30, 2020, the monthly rent will be $10,652.25. In all cases payable on a pro-rata per diem basis for any partial month, if applicable.

The Flex Fee shall be payable in advance when due, without demand, offset, abatement, diminution or reduction, in equal monthly installments on the first day of every month during the Term commencing on the Start Date and until notice of some other designation is given by Flex Space Provider to Flex Space User as provided herein, shall be paid by remittance to or for the order of Boston Properties Limited Partnership, either (i) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 012 or (ii) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, and in the case of (i) referencing Account Number 3756454460, Account Name of Boston Properties, LP, Flex Space User’s name and the Building address.

Deposit:	$10,650.00

Number of Parking Spaces:	3.3 spaces per 1,000 square feet, rounded to the nearest whole number. Initially, 13 parking spaces shall be made available to Tenant.

II.                                          THE SPACE

1.                                        Flex Space Provider hereby grants to Flex Space User and Flex Space User hereby accepts from Flex Space Provider, the license to use and occupy the Flex Space during the Term of this Agreement.

2.                                        The Flex Space shall be delivered to and accepted by Flex Space User in its current “as-is” condition as described on Exhibit A, except that Landlord agrees to balance the current HVAC system (within two (2) months from the beginning of the Term) to Flex Space User’s reasonable satisfaction.

3.                                        If for any reason Flex Space Provider is unable to deliver the Flex Space to Flex Space User as of the Start Date set forth in Section I above, the Term will automatically be postponed until possession becomes available.  If the Flex Space is not delivered to Flex Space User within thirty (30) days of the Start Date set forth in Section I above, then Flex Space User shall have the right to terminate this Agreement with no penalty or liability to either party and be entitled to a full refund of amounts paid.

4.                                        Flex Space User shall have the right to terminate this Agreement at any time and for any reason whatsoever upon sixty (60) days prior written notice to Flex Space Provider and the Term hereof shall expire as of that date which is sixty (60) days from the date of such notice (in which event, such date shall be the End Date for all intents and purposes of this Agreement).

5.                                        This Agreement shall automatically terminate if the Flex Space or the Building is rendered unusable as a result of fire, other casualty or condemnation.  All proceeds of any insurance maintained by Flex Space Provider and/or any condemnation award shall be retained by and belong to Flex Space Provider. Landlord shall promptly repay the pro-rata portion of the monthly rent paid by Tenant for the days that the Flex Space was rendered unusable.

6.                                        Flex Space User shall also have access to and non-exclusive use of any portions of the Building designated for common use of tenants and others (“Common Areas”), subject to the terms and provisions of this Agreement. The Common Areas may be changed, relocated, altered, eliminated or otherwise modified at any time during the Term without the consent of, or notice to, Flex Space User. Flex Space User shall be granted the same rights of access and use as other tenants of Landlord who are occupying other space in the Building.

III.                                     FLEX SPACE PROVIDER’S RIGHTS AND RESPONSIBILITIES

1.                                        Flex Space Provider shall furnish the services, utilities, facilities and supplies set forth in the “Customer Handbook” for the Building, as the same may be amended from time to time. Flex Space Provider reserves the right to stop any service or utility system, when necessary by reason of any cause beyond Flex Space Provider’s reasonable control, or until necessary repairs have been completed. Except in the event of an emergency, Flex Space Provider will give Flex Space User reasonable advance notice of any contemplated stoppage.  Flex Space Provider shall not be liable to Flex Space User for any compensation or reduction of the Flex Fee by reason of any such stoppage.

2.                                        Other than as specifically set forth herein, Flex Space Provider shall not have any obligation to make any additions, alterations, improvements, demolition, repairs or other work therein pertaining to the Flex Space; provided, however, that Flex Space Provider shall at its sole cost and expense install standard entry signage identifying Flex Space User’s name at the front door of the Flex Space and at the lobby directory.

3.                                        Flex Space Provider, and its duly authorized representatives, shall, upon reasonable prior notice (except in the case of emergency) have the right to enter the Flex Space at all reasonable times (except at any time in the case of emergency) for the purposes of inspecting the condition of same and making such repairs, alterations, additions or improvements thereto as may be necessary if Flex Space User fails to do so as required in this Agreement (but Flex Space Provider shall have no duty whatsoever to make any such inspections, repairs, alterations, additions or improvements except as otherwise specifically provided in this Agreement), and to show the Flex Space to prospective users, purchasers and mortgagees. During any such access, Flex Space Provider and its duly authorized representatives shall cooperate with Tenant and use reasonable efforts to avoid unnecessary interruption of or disruption to Tenant’s use of the Flex Space for the use permitted herein.

IV.                                      FLEX SPACE USER’S RIGHTS AND RESPONSIBILITIES

1.                                        The Flex Space shall be used by Flex Space User solely for general office uses consistent with the operation and maintenance of the Building as first-class office space and for no other use or purpose.

2.                                        Flex Space User shall have the right, at its sole cost and expense (i) to install within the Flex Space typical workplace furniture and equipment of the type and quantity typically found in first-class office space, and (ii) subject to Flex Space Provider’s approval, to contract with a third party vendor for the installation and/or provision of additional information technology infrastructure and services in the Flex Space.  Flex Space User may not make any other alterations, additions or improvements to the Flex Space.

3.                                        Flex Space User shall at all times comply with all governmental rules, regulations, ordinances, statutes and laws relating to the use and occupancy of the Flex Space.  All installations and equipment used by Flex Space User shall be maintained and installed in strict conformity with the requirements of the Board of Fire Underwriters, as well as local, state and federal laws, rules and regulations.

4.                                        Flex Space User shall at all times comply with the requirements of the “Customer Handbook” for the Building, as the same may be amended from time to time.

5.                                        Flex Space User agrees to maintain the Flex Space, and all of the personal property and other equipment located in the Flex Space (whether owned by Flex Space Provider or Flex Space User), in good condition, damage by normal wear and tear, fire and other casualty only excepted.

6.                                        Flex Space User shall not, without the prior consent of Flex Space Provider, keep, maintain, store, dispose of or engage in any activity which might produce or generate any substance which is or may be classified as a hazardous material, waste or substance under federal, state or local laws, rules and regulations.

7.                                        Flex Space User may not assign this Agreement, in whole or in part, nor sublicense all or any part of the Flex Space.

8.                                        Flex Space User shall carry and maintain in full force and effect at all times during the Term of this Agreement the insurance described on Exhibit B attached.

9.                                        To the fullest extent permitted by law, Flex Space User hereby releases and discharges and agrees to indemnify and hold harmless Boston Properties Limited Partnership, Boston Properties, Inc., BP Management, L.P., Elandzee Trust and the Trustees of Elandzee Trust, Flex Space Provider, Boston Properties Limited Partnership, Boston Properties, Inc., BP Management, L.P., Elandzee Trust and the Trustees of Elandzee Trust and their respective affiliates and each and all of their employees, servants, agents, officers, officials, shareholders and partners (collectively, the “Covered Parties”), of and from all claims, costs, damages, demands, actions, liabilities, expenses and causes of action (including, without limitation, attorney’s fees) of any sort (“Claims”) arising from or claimed to have arisen from (a) the use of the Flex Space and the Common Areas by Flex Space User, its agents, contractors, employees, guests, invitees, customers and clients, (b) any act or omission to act by Flex Space User in connection with the Flex Space or (c) any breach or default by Flex Space User under this Agreement. In addition, in the event that any action or proceeding is brought against one or more of the Covered Parties by reason of any such claim, at the request of the Covered Party, Flex Space User will defend such action or proceeding on behalf of the Covered Party with counsel reasonably satisfactory to the Covered Party. Flex Space Provider hereby releases and discharges and agrees to indemnify and hold harmless Flex Space User and its affiliates, subsidiaries, and each and all of their respective employees, servants, agents, officers, officials, shareholders and partners (“Flex Space User Indemnitees”) from Claims arising from or claimed to have arisen from Flex Space Provider’s material breach of this Agreement; provided, however, in no event shall Flex Space User be liable for any loss or damage to personal property of Flex Space User Indemnitees and in no event shall Flex Space Provider be liable for indirect or consequential damages. The provisions of this Section IV.9 shall survive the expiration or early termination of this Agreement.

10.                                 All of the equipment, effects and property of Flex Space User, and all persons claiming, by through or under Flex Space User, which may be in the Flex Space, shall be at the sole risk and hazard of Flex Space User and if the whole or any part thereof is destroyed, damaged by any cause whatsoever, or stolen, no part of such loss or damage is to be charged to or borne by Flex Space Provider.

11.                                 At Flex Space Provider’s option, Flex Space User shall, at its sole cost and expense, promptly repair or cause to be repaired any damage caused by Flex Space User or its subcontractors, agents or invitees to the Flex Space or the Building. If Flex Space User fails to begin such repairs within ten (10) business days after notice from Flex Space Provider or to pursue such repairs to completion, Flex Space Provider shall have the right to make the repair on Flex Space User’s behalf and Flex Space User shall pay Flex Space Provider’s costs in making the repair within thirty (30) days after receipt of an invoice.

12.                                 Flex Space User agrees to look solely to Flex Space Provider for the satisfaction of any liability of Flex Space Provider under this Agreement.  In no event shall Flex Space Provider (or any of the officers, trustees, directors, partners, beneficiaries, joint ventures, members, stockholders, or other principals or representatives, etc. of Flex Space Provider) be personally liable for any such liability. In no event shall Flex Space Provider (or any such officers, trustees, etc.) ever be liable for indirect or consequential damages.

13.                                 If Flex Space User fails to comply with any of its obligations under this Agreement and Flex Space User shall fail to remedy the same within ten (10) business days after notice from Flex Space Provider to Flex Space User, Flex Space Provider may immediately revoke and terminate this Agreement upon notice to a representative of Flex Space User. Upon such revocation and termination, Flex Space User shall remove all of Flex Space User’s goods and effects and the provisions of Section V.3 below regarding surrender shall be applicable and in such event Flex Space User shall pay Flex Space Provider for all payments due to the date of said termination and surrender.

14.                                 Flex Space User shall not cause or permit any lien to be placed on the Flex Space, the Building or the land underlying the Building.  Flex Space User shall immediately discharge any such lien after becoming aware of the same.

15.                                 If Flex Space User shall fail to make any payments of any amount when due, Flex Space User shall pay as additional rent a “Late Charge” equal to five percent (5%) of the amount due.

V.                                           GENERAL PROVISIONS

1.                                        Any notice which may be given or required to be given hereunder may be served by either party by hand delivery to the other party or by overnight courier service, and addressed to the other party at the following address:

If intended for Flex Space Provider, addressed to it:

c/o Boston Properties, Inc.

Prudential Center

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199-8103

Attn:  Regional General Counsel

If intended for Flex Space User, addressed to it:

Millendo Therapeutics, Inc.

301 N. Main Street, Suite 100

Ann Arbor, MI 48104

Attention: Chief Administrative Officer and General Counsel

Either party may, at any time, change its address or contact person for the above purposes by sending a written notice to the other party stating the change and setting forth the new address and/or contact person.

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

2.                                        Flex Space User warrants and represents that Flex Space User has not dealt with any broker in connection with the consummation of this Agreement other than JLL (the “Broker”); and in the event any claim is made against Flex Space Provider relative to dealings by Flex Space User with brokers other than the Broker, Flex Space User shall defend the claim against Flex Space Provider with counsel of Flex Space User’s selection first approved by Flex Space Provider (which approval will not be unreasonably withheld) and save harmless and indemnify Flex Space Provider on account of loss, cost or damage which may arise by reason of such claim.  Flex Space Provider agrees that it shall be solely responsible for the payment of a brokerage commission to the Broker in connection with the original Term of this Agreement.

3.                                        No later than the End Date or any earlier termination date of this Agreement, Flex Space User agrees to remove all of its personal property, goods and effects from the Flex Space and to surrender the same in broom-clean and substantially the same condition as at the Start Date. Flex Space User agrees that Flex Space Provider shall have all remedies available at law or in equity for Flex Space User’s failure so to do, including, without limitation, removal of such personal property at Flex Space User’s expense. In addition to such remedies, Flex Space User further agrees that any holding over by it which has not been consented to in writing by Flex Space Provider shall be solely at Flex Space User’s risk but shall be at two (2) times the last monthly rental payment fair market rent for the Flex Space as determined by Flex Space Provider in its reasonable discretion for the period immediately prior to the expiration or earlier termination of the Term hereof, prorated on a daily basis and otherwise upon the same terms and conditions set forth herein. The obligations of Flex Space User under this Agreement shall survive the termination hereof.

4.                                        Flex Space User agrees that the Deposit will be paid upon execution and delivery of this Agreement and that Flex Space Provider shall hold the same, throughout the Term, as security for the performance by Flex Space User of all its obligations under this Agreement. Flex Space Provider shall have the right from time to time without prejudice to any other remedy it may have, to apply such Deposit, or any part thereof, to Flex Space Provider’s damages arising from any default on the part of Flex Space User. If Flex Space Provider so applies all or any portion of such Deposit, Flex Space User shall within ten (10) business days after notice from Flex Space Provider deliver cash to Flex Space Provider in an amount sufficient to restore such Deposit to the full amount stated in Section I.

Flex Space User not then being in default and having performed all of its obligations under this Agreement, Flex Space Provider shall return the Deposit then being held by Flex Space Provider to Flex Space User on the expiration or earlier termination of the Term and surrender of possession of the Flex Space by Flex Space User in the condition required by this Agreement.

Flex Space Provider shall have no obligation to pay interest on the Deposit and shall have the right to commingle the same with Flex Space Provider’s other funds. If Flex Space Provider sells its interest in the Building or the Agreement, it shall turn over the Deposit to its successor for proper application in accordance with the terms of this Agreement, and Flex Space Provider shall have no further liability therefor.  Neither the holder of a mortgage nor the landlord in a ground lease on property which includes the Flex Space shall ever be responsible to Flex Space User for the return or application of the Deposit, whether or not it succeeds to the position of Flex Space Provider under this Agreement, unless the Deposit shall have been received in hand by such holder or ground lessor.

5.                                        Flex Space User hereby represents and warrants that: (i) Flex Space User is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the United States Treasury (“OFAC”) (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Flex Space User is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Flex Space User (and any person, group, or entity which Flex Space User controls, directly or indirectly) has not knowingly conducted nor will knowingly conduct business nor has knowingly engaged nor will knowingly engage in any transaction or dealing with any Prohibited Person that either may cause or causes Flex Space Provider to be in violation of any OFAC rule or regulation, including without limitation any assignment of this Agreement or the license granted herein or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Flex Space User of the foregoing representations and warranties shall be deemed an immediate default by Flex Space User under Section IV.13 above (without the benefit of notice or grace) and shall be covered by the indemnity provisions of Section IV.9 above, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Agreement.

6.                                        This Agreement is subject and subordinate to any mortgage or ground lease now or hereafter on the Building, and to all renewals, modifications, consolidations, replacements and extensions thereof.  In the event that any mortgagee or its respective successor in title shall succeed to the interest of Flex Space User and this Agreement shall continue in full force and effect, Flex Space User hereby agrees to attorn to such mortgagee or successor.

7.                                        This Agreement contains the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof.  This Agreement may be amended or modified only by a written instrument signed by the respective parties.

8.                                        This Agreement shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts, as the same may from time to time exist.

9.                                        Each party hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Flex Space Provider or Flex Space User on any matters whatsoever arising out of or any way connected with this Agreement, the relationship of the Flex Space Provider and the Flex Space User, Flex Space User’s use of the Flex Space and/or any claim of injury or damage, including but not limited to, any summary process action.

10.                                 Each party hereby represents and warrants to the other that it has the full right, power and authority to enter into this Agreement, and to perform all of their respective obligations thereunder, and that the person signing the Agreement on its behalf has the requisite lawful authority to do so.

11.                                 If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided the surviving agreement materially comports with the parties’ original intent.  The Parties shall make a good faith effort to replace any such provision with a valid and enforceable one such that the objectives contemplated by the parties when entering this Agreement may be realized.

12.                                 The parties acknowledge and agree that this Agreement may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature. This Agreement may also be signed in counterparts in one or more counterparts, each of which shall be deemed an original Agreement and both of which shall constitute but one Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be made effective and executed as of the 11th day of April, 2019.

FLEX SPACE PROVIDER:
ELANDZEE TRUST

By:	/s/ Patrick Mulvihill

FLEX SPACE USER:
MILLENDO THERAPEUTICS, INC.

By:	/s/ Julia C. Owens
Name:	Julia C. Owens
Title:	Chief Executive Officer

EXHIBIT A

Flex Space

4,058 RSF

EXHIBIT B

Insurance Requirements

I.                       POLICY REQUIREMENTS. Flex Space User shall procure and maintain in full force and effect during the Term, the standard policies of insurance coverages specified below under Policy Coverages. The following stipulations apply to all policies:

A.                        All policies (except for workers’ compensation coverage) shall be endorsed to name the Covered Entities and any other entity specified by Flex Space Provider as additional insured respecting this Agreement. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Flex Space Provider, Flex Space Provider’s managing agent, or other Covered Entities. Such insurance shall also waive any right of subrogation against each of the Covered Entities.

B.                        The insurance requirements shall not limit the indemnification of Flex Space Provider and the Covered Entities by Flex Space User.

C.                        All policies of insurance shall be with an insurance company with a current Best’s Key Rating Guide (or similar rating if no longer available) of A- or better and within a financial size category of not less than “Class VIII”; and authorized to do business in the Commonwealth of Massachusetts.  All policies shall be in a form and content reasonably acceptable to Flex Space Provider.

D.                        No policy shall contain any self insured retention greater than $25,000.00.

E.                         All policies shall contain a minimum of 30 days’ notice of cancellation, failure to renew, reduction in insurance or change in coverage.

F.                          Flex Space User shall furnish evidence of the required insurance to Flex Space Provider upon request.

II.                                          POLICY COVERAGES. Listed below are the standard policy coverages required to be maintained by Flex Space User.

A.                        Workers’ Compensation with statutory limits.

B.                        Employers’ Liability insurance with the following minimum limits:

Bodily injury by disease per person	$1,000,000
Bodily injury by accident policy limit	$1,000,000
Bodily injury by disease policy limit	$1,000,000

C.                        Commercial General Liability Insurance (including contractual liability), on an occurrence basis, with minimum limits of $2,000,000 per occurrence, which may be satisfied through a combination of primary and excess/umbrella insurance.

III.                                     NON-SUBROGATION. All insurance policies required by this Agreement to be maintained by Flex Space User shall include a clause stating that the insurer waives all rights of recovery, under subrogation or otherwise, against the Covered Entities. To the fullest extent permitted by law and notwithstanding any provisions of this Agreement to the contrary, Flex Space User hereby waives any rights of recovery against the Covered Entities for injury or loss to the extent covered by any insurance carried by Flex Space User (or which would have been covered had Flex Space User carried the insurance required to be carried by it under this Agreement). All deductibles in such insurance shall be treated as “insurance” for purposes of the foregoing waiver. This waiver shall apply to, and be for the benefit of, the Covered Entities.